EXHIBIT 99.1

Investor Contact At NationsHealth:
Timothy Fairbanks, CFO 954-903-5018

NATIONSHEALTH COMPLETES OPEN MARKET SHARE PURCHASE

SUNRISE, Fla. – March 31, 2008 — NationsHealth, Inc. (Nasdaq: NHRX) today completed an open market purchase of 207,869 shares of its common stock at a price of $0.29 per share. NationsHealth had previously received approval of the open market transaction from its Board of Directors on March 28, 2008. NationsHealth intends to hold the repurchased shares in treasury.

About NationsHealth, Inc.
NationsHealth seeks to improve the delivery of healthcare to Medicare and managed care beneficiaries by providing medical products and prescription related services. NationsHealth provides home delivery of diabetes supplies and insulin pumps, medications and other medical products to patients across the nation. In addition to its medical products business, NationsHealth also provides education, marketing, enrollment and patient service to insurers offering Medicare Part D prescription drug plans and other Medicare insurance coverage. NationsHealth has an agreement with CIGNA to service its Medicare Part D prescription drug plans nationally. For more information, please visit http://www.nationshealth.com.

This press release contains forward-looking statements about NationsHealth, including statements regarding management initiatives and new product and market opportunities, none of which should be construed in any manner as a guarantee that such results will in fact occur. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Forward-looking statements are statements that are not historical facts, and in some cases may be identified by the words “anticipate,” “project,” “expect,” “plan,” “intend,” “may,” “should,” “will,” and similar words or phrases. Such forward-looking statements, based upon the current beliefs and expectations of NationsHealth’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to maintain our existing customer base; our ability to successfully maintain our Insurance Services segment; our dependence on Medicare reimbursement; changes in Medicare and Medicaid and any other state or national-based reimbursement programs, including the results of competitive bidding for durable medical equipment and supplies; the fact that despite the compliance periods and the appeals process, NationsHealth’s common stock may still be subject to delisting from the The Nasdaq Capital Market; outcomes of government reviews of NationsHealth’s business practices; inquiries and investigations and related litigation; our exposure to product liability in excess of our insurance coverage; continued compliance with government regulations; legislation or regulatory requirements or changes adversely affecting the businesses in which NationsHealth is engaged; fluctuations in customer demand; timing and market acceptance of new products sold by NationsHealth; our ability to raise the capital we will need to sustain our operations; general economic conditions; and geopolitical events, regulatory changes and other risks and uncertainties described in NationsHealth’s Annual Report on Form 10-K for the year ended December 31, 2007, and NationsHealth’s other reports it has filed with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. NationsHealth cautions investors not to place undue reliance on the forward-looking statements contained herein. These statements speak only as of the date of this press release and, except as required by applicable law, NationsHealth assumes no obligation to update the information contained herein.

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